Exhibit 5.6

[Letterhead of Cleveland, Waters and Bass, P.A.]

BRYAN K. GOULD, ESQUIRE	TWO CAPITAL PLAZA, P.O. BOX 1137
603-224-7761 EXT. 237	CONCORD, NEW HAMPSHIRE 03302-1137

December 3, 2012

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, Vermont 05701

Re:	Casella Waste Systems, Inc. (the “Company”)
Form S-4 Registration Statement Filed on November 2, 2012

Dear Ladies and Gentlemen:

We are special local counsel to Colebrook Landfill LLC, CWM All Waste LLC (collectively, the “New Hampshire LLCs”), and Forest Acquisitions, Inc. (the “New Hampshire Corporation”). Each of the New Hampshire LLCs and the New Hampshire Corporation (collectively, the “New Hampshire Subsidiaries”) is a subsidiary of the Company.

This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and exchange of up to $128,035,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2019 (the “Exchange Notes”) of the Company. The Exchange Notes are to be issued pursuant to an indenture, dated as of February 7, 2011, among the Company, the guarantors listed therein and U.S. Bank National Association, as trustee (the “Trustee”) (the “Indenture”).

In rendering this opinion, we have examined the following documents and instruments:

1. Certificate of Secretary of Applicable Subsidiaries (including, among others, the New Hampshire Subsidiaries) dated as of October 9, 2012, and executed by John W. Casella as Secretary, together with Annexes A, B, and C thereto;

2. Certificate of Secretary of Applicable Subsidiaries (including, among others, the New Hampshire Subsidiaries) dated as of December 3, 2012, and executed by John W. Casella as Secretary, together with Annexes A, B, C, and D thereto;

TELEPHONE: 1-800-370-7761	FAX: 603-224-6457	EMAIL: GOULDB@CWBPA.COM

Casella Waste Systems, Inc.

December 3, 2012

3. Subsidiary Guarantee dated October 9, 2012 (the “Subsidiary Guarantee”), and executed by Edwin Johnson as Vice-President and Treasurer on behalf of the New Hampshire Subsidiaries, among others;

4. The Indenture;

5. Certificates of Legal Existence for each of the New Hampshire Subsidiaries from the New Hampshire Secretary of State, dated November 28, 2012;

6. Articles of Incorporation and Certificates of Formation, as applicable, for each of the New Hampshire Subsidiaries, certified by the New Hampshire Secretary of State on November 30, 2012;

7. Unanimous Written Consents of Board of Directors dated July 6, 2010, vesting Edwin Johnson with authority to execute documents on behalf of each of the New Hampshire Subsidiaries;

8. The form of Note attached as Exhibit A to the Indenture; and

9. The Registration Statement.

We have also examined and relied upon such other documents and made such other examination of law as we have deemed necessary in connection with this opinion.

In connection with our examination, we have assumed the authenticity of documents purporting to be the originals, the authenticity of all documents submitted to us as certified copies, the genuineness of all signatures on original documents and the conformity with original documents of all copies submitted to us as conformed or photostatic copies. We have also assumed that all documents submitted to us have remained in force since their execution without interruption and that they have not been revoked, rescinded, amended, or superseded in whole or in part. We have relied on certificates of public officers and the representations made by the Company and the New Hampshire Subsidiaries as set forth in the documents, instruments, and certificates enumerated above. Nothing has come to our attention to lead us to question the accuracy of such representations.

We are admitted to practice in the State of New Hampshire and express no opinion as to matters under or involving the laws of any jurisdiction other than the State of New Hampshire and its political subdivisions. To the extent that the Subsidiary Guarantee or other matters to which this opinion relates are governed by the laws of any other state, we have assumed that the law of such state is identical to New Hampshire law.

Casella Waste Systems, Inc.

December 3, 2012

Based on the foregoing, and in reliance thereon, and subject to the foregoing exceptions, we are of the opinion that:

1. Each of the New Hampshire LLCs is a limited liability company validly existing under the laws of the State of New Hampshire. The New Hampshire Corporation is a corporation validly existing under the laws of the State of New Hampshire.

2. The New Hampshire Subsidiaries have the corporate or limited liability company power, as the case may be, to enter into the Subsidiary Guarantee.

3. The Subsidiary Guarantee has been duly authorized by all necessary corporate or limited liability company actions, as the case may be, on behalf of the New Hampshire Subsidiaries and has been duly executed and delivered on behalf of each of the New Hampshire Subsidiaries.

We express no opinion as to the validity or enforceability of the Subsidiary Guarantee or any other agreement or obligation undertaken by the New Hampshire Subsidiaries.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Amendment No. 1 to the Registration Statement on Form S-4, filed by the Company in connection with the registration of the Exchange Notes, and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”

This opinion is being delivered to the addressee hereof solely in connection with the transactions outlined above. It may not be relied upon in connection with other matters and may not be relied upon by parties other than the Company and its counsel Wilmer Cutler Pickering Hale & Dorr LLP without our prior written consent. The limitations expressed herein are an integral part of this opinion, and no opinions on other matters not expressly stated herein are intended nor should they be inferred or implied herefrom.

Very truly yours, CLEVELAND, WATERS AND BASS, P.A.

By:	/s/ Bryan K. Gould
Bryan K. Gould, Esq. A Director

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